Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2016 First Quarter;
Reaffirms Fiscal 2016 Guidance

DALLAS (February 2, 2016) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2016 first quarter ended December 31, 2015.

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Fiscal 2016 first quarter consolidated net income, excluding net unrealized margins, was $95.6 million, or $0.93 per diluted share, compared with consolidated net income, excluding net unrealized margins of $92.8 million, or $0.91 per diluted share in the prior-year quarter.

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Fiscal 2016 first quarter consolidated net income was $102.9 million, or $1.00 per diluted share, after including unrealized net gains of $7.3 million, or $0.07 per diluted share. Net income was $97.6 million, or $0.96 per diluted share in the prior-year quarter, after including unrealized net gains of $4.8 million or $0.05 per diluted share.

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The company's Board of Directors has declared a quarterly dividend of $0.42 per common share. The indicated annual dividend for fiscal 2016 is $1.68, which represents a 7.7 percent increase over fiscal 2015.

“We are pleased to deliver solid first quarter financial results,” said Kim Cocklin, chief executive officer of Atmos Energy Corporation. “WNA mechanisms, which cover about 97 percent of our utility margins, have largely mitigated the effects of the mild start to this winter. In addition, our results reflect the capital investments made in our infrastructure to meet the growing energy needs of our customers, while striving to become the nation's safest natural gas utility. For fiscal 2016, we remain on track to meet our earnings guidance of between $3.20 and $3.40 per diluted share,” Cocklin concluded.

Results for the Three Months Ended December 31, 2015
Regulated distribution gross profit increased $9.7 million to $333.5 million for the three months ended December 31, 2015, compared with $323.8 million in the prior-year quarter. Gross profit reflects a net $13.5 million increase in rates, primarily in the Mid-Tex, Mississippi and West

Texas Divisions. This increase was partially offset by a $1.3 million decrease in revenue-related taxes and a $1.1 million decrease in consumption. Weather was 29 percent warmer than the prior-year quarter.
Regulated pipeline gross profit increased $11.1 million to $94.7 million for the quarter ended December 31, 2015, compared with $83.6 million in the prior-year quarter. This increase primarily reflects a $10.1 million increase in revenue from the Gas Reliability Infrastructure Program (GRIP) filing approved in fiscal 2015.

Nonregulated gross profit was essentially flat at $15.8 million for the fiscal 2016 first quarter, compared with $16.0 million for the prior-year quarter.

Consolidated operation and maintenance expense for the three months ended December 31, 2015 was $124.8 million, compared with $118.6 million for the prior-year quarter. The increase was primarily driven by increased pipeline maintenance spending and higher administrative expenses.

Capital expenditures increased to $291.7 million for the quarter ended December 31, 2015, compared with $261.3 million in the prior-year quarter driven by a planned increase in spending in the company's regulated operations.

For the quarter ended December 31, 2015, the company generated operating cash flow of $70.5 million, a $43.1 million increase compared with the three months ended December 31, 2014. The quarter-over-quarter increase primarily reflects the timing of customer collections and vendor payments.

The debt capitalization ratio at December 31, 2015 was 49.6 percent, compared with 47.7 percent at September 30, 2015 and 49.5 percent at December 31, 2014. At December 31, 2015, there was $763.2 million of short-term debt outstanding, compared with $457.9 million at September 30, 2015 and $550.9 million at December 31, 2014.

Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy continues to expect fiscal 2016 earnings to be in the range of $3.20 to $3.40 per diluted share, excluding unrealized margins. Capital expenditures for fiscal 2016 are still expected to range between $1.0 billion and $1.1 billion.

Conference Call to be Webcast February 3, 2016
Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2016 first quarter on Wednesday, February 3, 2016, at 8:00 a.m. Eastern. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Kim Cocklin, chief executive officer, Mike Haefner, president and chief operating officer, and Bret Eckert, senior vice president and chief financial officer, along with other members of the leadership team, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

This news release should be read in conjunction with the attached unaudited financial information.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and in the company's Quarterly Report on Form 10-Q for the three months ended December 31, 2015. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country's largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31,
(000s except per share)	2015	2014
Gross Profit:
Regulated distribution segment	$333,461	$323,812
Regulated pipeline segment	94,677	83,567
Nonregulated segment	15,758	16,039
Intersegment eliminations	(133)	(133)
Gross profit	443,763	423,285
Operation and maintenance expense	124,848	118,582
Depreciation and amortization	71,239	67,593
Taxes, other than income	51,471	49,385
Total operating expenses	247,558	235,560
Operating income	196,205	187,725
Miscellaneous expense	(1,209)	(1,707)
Interest charges	30,483	29,764
Income before income taxes	164,513	156,254
Income tax expense	61,652	58,659
Net income	$102,861	$97,595
Basic and diluted earnings per share	$1.00	$0.96
Cash dividends per share	$0.42	$0.39
Basic and diluted weighted average shares outstanding	102,713	101,581

	Three Months Ended December 31,
Summary Net Income (Loss) by Segment (000s)	2015	2014
Regulated distribution	$73,255	$71,387
Regulated pipeline	25,586	22,035
Nonregulated	(3,241)	(584)
Unrealized margins, net of tax	7,261	4,757
Consolidated net income	$102,861	$97,595

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31,	September 30,
(000s)	2015	2015
Net property, plant and equipment	$7,653,287	$7,430,580
Cash and cash equivalents	78,903	28,653
Accounts receivable, net	456,904	295,160
Gas stored underground	236,017	236,603
Other current assets	91,446	70,569
Total current assets	863,270	630,985
Goodwill	742,702	742,702
Deferred charges and other assets	295,394	288,678
	$9,554,653	$9,092,945

Shareholders' equity	$3,272,109	$3,194,797
Long-term debt	2,455,474	2,455,388
Total capitalization	5,727,583	5,650,185
Accounts payable and accrued liabilities	280,487	238,942
Other current liabilities	471,333	457,954
Short-term debt	763,236	457,927
Total current liabilities	1,515,056	1,154,823
Deferred income taxes	1,441,325	1,411,315
Deferred credits and other liabilities	870,689	876,622
	$9,554,653	$9,092,945

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31,
(000s)	2015	2014
Cash flows from operating activities
Net income	$102,861	$97,595
Depreciation and amortization	71,239	67,593
Deferred income taxes	59,299	55,418
Other	4,733	5,164
Changes in assets and liabilities	(167,639)	(198,355)
Net cash provided by operating activities	70,493	27,415
Cash flows from investing activities
Capital expenditures	(291,674)	(261,313)
Other, net	1,029	(739)
Net cash used in investing activities	(290,645)	(262,052)
Cash flows from financing activities
Net increase in short-term debt	305,309	350,574
Net proceeds from issuance of long-term debt	—	493,538
Settlement of Treasury lock agreements	—	13,364
Repayment of long-term debt	—	(500,000)
Cash dividends paid	(43,636)	(39,592)
Repurchase of equity awards	—	(7,985)
Issuance of common stock	8,729	6,312
Net cash provided by financing activities	270,402	316,211
Net increase in cash and cash equivalents	50,250	81,574
Cash and cash equivalents at beginning of period	28,653	42,258
Cash and cash equivalents at end of period	$78,903	$123,832

	Three Months Ended December 31,
Statistics	2015	2014
Consolidated distribution throughput (MMcf as metered)	100,928	123,434
Consolidated pipeline transportation volumes (MMcf)	129,159	120,634
Consolidated nonregulated delivered gas sales volumes (MMcf)	85,131	90,930
Regulated distribution meters in service	3,167,352	3,133,951
Regulated distribution average cost of gas	$4.44	$6.02
Nonregulated net physical position (Bcf)	23.5	17.1
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